Exhibit 99.1

Whole Earth Brands Reports Third Quarter 2023 Results

Third Consecutive Quarter of Margin Improvement

Flavors & Ingredients Achieves Another Quarter of Record Sales

Chicago, Illinois – November 9, 2023 – Whole Earth Brands, Inc. (the “Company” or “we” or “our”) (Nasdaq: FREE), a global food company enabling healthier lifestyles through premium plant-based sweeteners, flavor enhancers and other foods, today announced its financial results for its third quarter ended September 30, 2023 and revised its outlook for the full year 2023.

Third Quarter 2023 Highlights

•	Consolidated revenue of $134.4 million, a decrease of 0.6% on a reported basis and a decrease of 1.5% on a constant currency basis compared to the prior year period.

•	Branded CPG revenue declined 2.0% on a reported basis and 2.9% on a constant currency basis compared to 2022 as pricing growth was more than offset by volume declines; excluding the planned decrease in Wholesome bulk sugar sales, segment constant currency revenue was essentially flat.

•	Flavors & Ingredients revenue grew 4.2% on a reported basis and 3.6% on a constant currency basis compared to the prior year period, to a record $31.2 million, driven by strong pricing that contributed to improved profitability of the segment.

•	Operating income of $6.7 million and Adjusted EBITDA of $21.0 million.

	Third Quarter Net Product Revenue Growth Overview
	Reported	Foreign Currency Exchange	Constant Currency
Branded CPG	(2.0)%	0.9%	(2.9)%
Flavors & Ingredients	4.2%	0.6%	3.6%
Total	(0.6)%	0.8%	(1.5)%

Irwin D. Simon, Executive Chairman, said, “We are pleased to deliver a year-over-year increase in adjusted gross profit margin in the third quarter, which represents an improvement of 270 basis points over the prior three consecutive quarters this year. This performance reflects the focus of our entire organization on stabilizing, streamlining, and evolving our operations to drive enhanced productivity and sustainable margin improvement. The outcomes from those efforts are also key to driving improved cash flow to support our growth initiatives and reduce leverage. We remain active in our evaluation of potential strategic alternatives with a goal of maximizing value for all our shareholders.”

Jeff Robinson, Co-CEO, commented, “Our Flavors & Ingredients business continued to drive growth in the third quarter despite a strong double-digit increase in the prior year period. This resulted in another quarterly sales record for our business and demonstrates our ongoing efforts to identify and penetrate new markets for our products.”

Rajnish Ohri, Co-CEO, stated, “Within our Branded CPG business, our focus remains squarely on improving our cash generation through enhancing our margin profile. In the third quarter, we delivered strong results due in part to our strategy to optimize our supply chain and our ongoing efforts to streamline our organization.”

THIRD QUARTER 2023 RESULTS

•	Consolidated product revenues were $134.4 million, a decrease of 0.6% on a reported basis and a decrease of 1.5% on a constant currency basis due to a weaker US dollar, as compared to the prior year third quarter.

•	Reported gross profit was $37.5 million, compared to $35.0 million in the prior year third quarter. The increase was largely driven by an improved sales mix resulting from the strategic decision to reduce bulk sugar sales to avoid incremental tariffs, pricing, lower freight costs and a decline in costs associated with the supply chain reinvention project. Adjusted gross profit was $42.5 million, compared to $41.7 million in the prior year third quarter.

•	Reported gross profit margin increased to 27.9% in the third quarter of 2023, compared to 25.9% in the prior year period. Adjusted gross profit margin expanded to 31.6%, compared to 30.8% in the prior year third quarter. Adjusted gross profit margin has improved approximately 270 basis points year-to-date, as compared to the fourth quarter of 2022.

•	Consolidated operating income was $6.7 million compared to operating income of $6.8 million in the prior year third quarter primarily due to higher bonus expense and strategic review costs, largely offset by lower import duties, freight, and supply chain reinvention costs.

•	Consolidated net loss was $5.4 million in the third quarter of 2023 compared to a net loss of $2.5 million in the prior year period primarily as a result of higher interest expense due to higher interest rates.

•	Consolidated Adjusted EBITDA was $21.0 million compared to $21.5 million in the prior year quarter, declining 2.3%.

SEGMENT RESULTS

Branded CPG Segment

Branded CPG segment product revenues were $103.3 million for the third quarter of 2023, compared to $105.4 million for the same period in the prior year, a decrease of $2.1 million, or 2.0%. On a constant currency basis, segment product revenues were down 2.9% compared to the prior year as 4.7% growth from pricing actions was more than offset by a 7.6% decline due to lower volumes. The decline from volumes was driven in part by the decrease in Wholesome bulk sugar sales to avoid incremental tariffs. Excluding the decrease in Wholesome bulk sugar sales, volume declined 4.6% and segment constant currency revenue was essentially flat.

Operating income was $7.2 million in the third quarter of 2023 compared to operating income of $5.5 million for the same period in the prior year. The increase in operating income was primarily due to a decline in costs associated with the supply chain reinvention project and lower sugar import tariffs, partially offset by higher bonus expense and a right-of-use asset impairment associated with a leased Decatur, Alabama facility no longer in use.

Flavors & Ingredients Segment

Flavors & Ingredients segment product revenues increased 4.2% to $31.2 million for the third quarter of 2023, compared to $29.9 million for the same period in the prior year. On a constant currency basis, segment product revenues increased 3.6%.

Operating income was $8.4 million in the third quarter of 2023 compared to operating income of $7.3 million for the same period in the prior year.

Corporate

Corporate expenses for the third quarter of 2023 were $9.0 million, compared to $6.0 million of expenses in the prior year period. The increase is primarily attributed to higher bonus expense, costs associated with the Company’s strategic review and other professional fees.

YEAR-TO-DATE 2023 HIGHLIGHTS

•	Consolidated product revenues were $399.7 million, essentially flat on a reported basis, as compared to the nine months ended September 30, 2022. On a constant currency basis, product revenues increased 0.4% compared to the prior year period.

•	Consolidated operating income was $12.7 million compared to $21.6 million in the prior year period.

•	Consolidated Adjusted EBITDA decreased $3.2 million, or 5.4%, to $55.8 million.

Balance Sheet

As of September 30, 2023, the Company had cash and cash equivalents of $24.2 million and $424.5 million of long-term debt, net of unamortized debt issuance costs. There was $70 million drawn on its $125 million revolving credit facility.

Cash provided by operating activities was $10.6 million for the nine months ended September 30, 2023. Free cash flow, defined as operating cash flow minus capital expenditures, was $6.5 million for the first nine months of 2023.

Outlook

The Company has revised its outlook for the full year 2023 as follows:

•	Net Product Revenues: The Company now anticipates achieving revenues in the range of $540 million to $550 million (previously $550 million to $565 million)

•	Adjusted EBITDA: $77 million to $79 million (previously $76 million to $78 million)

•	Capital Expenditures: The Company now anticipates approximately $8 million (down from $9 million previously)

The outlook is provided in the context of greater than usual volatility as a result of current geo-political events, the current inflationary environment and foreign currency exchange rate fluctuations.

Conference Call Details

The Company will host a conference call and webcast to review its third quarter results today, November 9, 2023, at 8:30 am ET. The conference call can be accessed live over the phone by dialing (800) 274-8461 or for international callers by dialing (203) 518-9814. A replay of the call will be available until November 23, 2023, by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 111154015.

The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at investor.wholeearthbrands.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

About Whole Earth Brands

Whole Earth Brands is a global food company enabling healthier lifestyles and providing access to high quality plant-based sweeteners, flavor enhancers and other foods through our diverse portfolio of trusted brands and delicious products, including Whole Earth®, Pure Via®, Wholesome®, Swerve®, Canderel® and Equal®. With food playing a central role in people’s health and wellness, Whole Earth Brands’ innovative product pipeline addresses the growing consumer demand for more dietary options, baking ingredients and taste profiles. Our world-class global distribution network is the largest provider of plant-based sweeteners in more than 100 countries with a vision to expand our portfolio to responsibly meet local preferences. We are committed to helping people enjoy life’s everyday moments and the celebrations that bring us together. For more information on how we “Open a World of Goodness®,” please visit www.WholeEarthBrands.com.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Whole Earth Brands, Inc. and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management.

Forward-looking statements may be accompanied by words such as “achieve,” “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “grow,” “improve,” “increase,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or similar words, phrases or expressions. Examples of forward-looking statements include, but are not limited to, the statements made by Messrs. Simon, Robinson and Ohri, and our 2023 outlook. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the ongoing conflicts in Ukraine and the Middle East and related economic disruptions and new governmental regulations on our business, including but not limited to the potential impact on our sales, operations and supply chain; adverse changes in the global or regional general business, political and economic conditions, including the impact of continuing uncertainty and instability in certain countries, that could materially affect our global markets and the potential adverse economic impact and related uncertainty caused by these items; the extent of the continued impact of the COVID-19 pandemic, and any recurrence of the COVID-19 pandemic, local, regional, national, and international economic conditions that have deteriorated as a result of the COVID-19 pandemic, including the risks of a global recession or a recession in one or more of the Company’s key markets, and the impact they may have on the Company and its customers and management’s assessment of that impact; extensive and evolving government regulations that impact the way the Company operates; the impact of the COVID-19 pandemic on the Company’s suppliers, including disruptions and inefficiencies in the supply chain; and the Company’s ability to offset rising costs through pricing and productivity effectively.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These statements are subject to the risks and uncertainties indicated from time to time in the documents the Company files (or furnishes) with the U.S. Securities and Exchange Commission.

You are cautioned not to place undue reliance upon any forward-looking statements, which are based only on information currently available to the Company and speak only as of the date made. The Company undertakes no commitment to publicly update or revise the forward-looking statements, whether written or oral that may be made from time to time, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investor Relations Contact:

Whole Earth Brands

312-840-5001

investor@wholeearthbrands.com

ICR

Jeff Sonnek

646-277-1263

jeff.sonnek@icrinc.com

Whole Earth Brands, Inc.

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the Company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the Company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. The Company also believes that presenting these measures allows investors to view its performance using the same measures that the Company uses in evaluating its financial and business performance and trends. The Company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: constant currency adjustments, intangible asset non-cash impairments, purchase accounting charges, transaction-related costs, long-term incentive expense, non-cash pension expenses, severance and related expenses associated with productivity initiatives, public company readiness, M&A transaction expenses, supply chain reinvention costs and other one-time items affecting comparability of operating results. See below for a description of adjustments to the Company’s U.S. GAAP financial measures included herein. Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the Company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The Company’s non-GAAP financial measures and corresponding metrics reflect how the Company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the Company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the Company’s current or future presentation of non-GAAP operating results, the Company removes these items from its non-GAAP definitions.

The following is a list of non-GAAP financial measures which the Company has discussed or expects to discuss in the future:

•	Constant Currency Presentation: We evaluate our product revenue results on both a reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our product revenue results, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current period local currency product revenue results using the prior period exchange rates and comparing these adjusted amounts to our prior period reported product revenues.

•	Adjusted EBITDA: We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, as well as certain other items that arise outside of the ordinary course of our continuing operations specifically described below:

o	Asset impairment charges: We exclude the impact of charges related to the impairment of goodwill and other long-lived intangible assets. We believe that the exclusion of these impairments, which are non-cash, allows for more meaningful comparisons of operating results to peer companies. We believe that this increases period-to-period comparability and is useful to evaluate the performance of the company.

o	Purchase accounting adjustments: We exclude the impact of purchase accounting adjustments, including the revaluation of inventory at the time of the business combination. These adjustments are non-cash and we believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Long-term incentive plan: We exclude the impact of costs relating to the long-term incentive plan. We believe that the adjustments of these items allow for more meaningful comparability of our operating results.

o	Non-cash pension expenses: We exclude non-cash pension expenses/credits related to closed, defined pension programs of the Company. We believe that the adjustments of these items allow for more meaningful comparability of our operating results.

o	Severance and related expenses: We exclude employee severance and associated expenses related to roles that have been eliminated or reduced in scope as a productivity measure taken by the Company. We believe that the adjustments of these items allow for more meaningful comparability of our operating results.

o	M&A transaction/strategic review: We exclude expenses directly related to the acquisition of businesses and the Company’s strategic review. We believe that the adjustments of these items allow for more meaningful comparability of our operating results.

o	Supply chain reinvention: To measure operating performance, we exclude certain one-time and other costs associated with reorganizing our North America Branded CPG operations and facilities in connection with our supply chain reinvention program, which will drive long-term productivity and cost savings. These costs include incremental expenses such as hiring, training, startup, exit and other temporary costs. We believe that the adjustments of these items allow for more meaningful comparability of our operating results.

o	Other items: To measure operating performance, we exclude certain expenses and include certain gains that we believe are not operational in nature. We believe the exclusion or inclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of product revenues for that period.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The Company cannot reconcile its expected Adjusted EBITDA to Net Income under “Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted. These items include, but are not limited to, stock-based compensation expense and acquisition-related charges. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.

Adjusted Gross Profit Margin: We define Adjusted Gross Profit Margin as Gross Profit excluding all cash and non-cash adjustments impacting Cost of Goods Sold, included in the Adjusted EBITDA reconciliation, as a percentage of Product Revenues, net. Such adjustments include: depreciation, purchase accounting adjustments, long-term incentives and other items adjusted by management to better understand our financial results.

Whole Earth Brands, Inc.

Condensed Consolidated Balance Sheets

(In thousands of dollars, except for share and per share data)

(Unaudited)

	September 30, 2023	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$24,249	$28,676
Accounts receivable (net of allowances of $1,185 and $1,614, respectively)	68,181	66,653
Inventories	216,803	218,975
Prepaid expenses and other current assets	5,624	10,530
Total current assets	314,857	324,834

Property, Plant and Equipment, net	54,630	58,092

Other Assets
Operating lease right-of-use assets	21,233	18,238
Goodwill	192,506	193,139
Other intangible assets, net	231,189	245,376
Deferred tax assets, net	490	539
Other assets	10,486	8,785
Total Assets	$825,391	$849,003

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$51,201	$47,002
Accrued expenses and other current liabilities	30,327	27,488
Current portion of operating lease liabilities	8,414	8,804
Current portion of long-term debt	3,750	3,750
Total current liabilities	93,692	87,044
Non-Current Liabilities
Long-term debt	424,480	432,172
Deferred tax liabilities, net	33,466	32,585
Operating lease liabilities, less current portion	15,883	12,664
Other liabilities	10,192	9,987
Total Liabilities	577,713	574,452
Commitments and Contingencies	—	—
Stockholders’ Equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at September 30, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value; 220,000,000 shares authorized; 42,797,861 and 41,994,355 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	4	4
Additional paid-in capital	366,313	360,777
Accumulated deficit	(115,932)	(85,188)
Accumulated other comprehensive loss	(2,707)	(1,042)
Total stockholders’ equity	247,678	274,551
Total Liabilities and Stockholders’ Equity	$825,391	$849,003

Whole Earth Brands, Inc.

Condensed Consolidated Statements of Operations

(In thousands of dollars, except for share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Product revenues, net	$134,430	$135,280	$399,749	$399,375
Cost of goods sold	96,902	100,263	296,500	287,486
Gross profit	37,528	35,017	103,249	111,889

Selling, general and administrative expenses	26,226	23,566	76,549	76,314
Amortization of intangible assets	4,641	4,629	13,989	13,998

Operating income	6,661	6,822	12,711	21,577

Interest expense, net	(11,117)	(8,214)	(32,884)	(20,674)
Other (expense) income, net	(448)	278	(1,333)	3,985
(Loss) income before income taxes	(4,904)	(1,114)	(21,506)	4,888
Provision for income taxes	526	1,407	9,238	3,357
Net (loss) income	$(5,430)	$(2,521)	$(30,744)	$1,531

Net (loss) earnings per share:
Basic	$(0.13)	$(0.06)	$(0.73)	$0.04
Diluted	$(0.13)	$(0.06)	$(0.73)	$0.04

Whole Earth Brands, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands of dollars)

(Unaudited)

	Nine Months Ended
	September 30, 2023	September 30, 2022
Operating activities
Net (loss) income	$(30,744)	$1,531
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Stock-based compensation	7,340	4,957
Depreciation	5,038	4,324
Amortization of intangible assets	13,989	13,998
Deferred income taxes	686	(4,586)
Amortization of inventory fair value adjustments	—	(2,537)
Amortization of debt issuance costs and original issue discount	1,664	1,450
Change in fair value of warrant liabilities	(75)	(1,240)
Changes in current assets and liabilities:
Accounts receivable	(1,733)	(3,746)
Inventories	952	(20,926)
Prepaid expenses and other current assets	1,348	(1,972)
Accounts payable, accrued liabilities and income taxes	10,972	(5,196)
Other, net	1,178	(3,321)
Net cash provided by (used in) operating activities	10,615	(17,264)

Investing activities
Capital expenditures	(4,112)	(6,947)
Proceeds from the sale of fixed assets	18	50
Net cash used in investing activities	(4,094)	(6,897)

Financing activities
Proceeds from revolving credit facility	—	54,000
Repayments of revolving credit facility	(6,000)	—
Repayments of long-term borrowings	(2,813)	(2,812)
Debt issuance costs	(447)	(682)
Payment of contingent consideration	—	(29,108)
Tax withholdings related to net share settlements of stock awards	(1,444)	(874)
Net cash (used in) provided by financing activities	(10,704)	20,524

Effect of exchange rate changes on cash and cash equivalents	(244)	(3,813)
Net change in cash and cash equivalents	(4,427)	(7,450)
Cash and cash equivalents, beginning of period	28,676	28,296
Cash and cash equivalents, end of period	$24,249	$20,846

Supplemental disclosure of cash flow information
Interest paid	$31,323	$19,161
Taxes paid, net of refunds	$3,844	$7,510

Whole Earth Brands, Inc.

Adjusted EBITDA Reconciliation

(In thousands of dollars)

(Unaudited)

	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Product revenues, net	$134,430	$135,280	$399,749	$399,375
Net (loss) income	$(5,430)	$(2,521)	$(30,744)	$1,531
Provision for income taxes	526	1,407	9,238	3,357
Other expense (income), net	448	(278)	1,333	(3,985)
Interest expense, net	11,117	8,214	32,884	20,674
Operating income	6,661	6,822	12,711	21,577
Depreciation	1,564	1,408	5,038	4,324
Amortization of intangible assets	4,641	4,629	13,989	13,998
Purchase accounting adjustments	-	-	-	(2,537)
Long term incentive plan	2,472	1,743	4,534	4,957
Severance and related expenses	8	783	1,198	1,047
Non-cash pension expense	-	10	-	30
M&A transaction/strategic review	992	30	992	723
Supply chain reinvention	2,935	5,354	12,642	13,334
Other items	1,758	737	4,701	1,527
Adjusted EBITDA	$21,032	$21,517	$55,804	$58,980

Whole Earth Brands, Inc.

Constant Currency Product Revenues, Net Reconciliation

(In thousands of dollars)

(Unaudited)

	Three Months Ended September 30,
			$ change			% change
Product revenues, net	2023	2022	Reported	Constant Dollar	Foreign Exchange (1)	Reported	Constant Dollar	Foreign Exchange
Branded CPG	$103,270	$105,373	$(2,103)	$(3,064)	$961	-2.0%	-2.9%	0.9%
Flavors & Ingredients	31,160	29,907	1,253	1,073	180	4.2%	3.6%	0.6%
Combined	$134,430	$135,280	$(850)	$(1,991)	$1,141	-0.6%	-1.5%	0.8%

	Nine Months Ended September 30,
			$ change			% change
Product revenues, net	2023	2022	Reported	Constant Dollar	Foreign Exchange (1)	Reported	Constant Dollar	Foreign Exchange
Branded CPG	$307,581	$313,207	$(5,626)	$(4,547)	$(1,079)	-1.8%	-1.5%	-0.3%
Flavors & Ingredients	92,168	86,168	6,000	6,149	(149)	7.0%	7.1%	-0.2%
Combined	$399,749	$399,375	$374	$1,602	$(1,228)	0.1%	0.4%	-0.3%

(1)	The "foreign exchange" amounts presented, reflect the estimated impact from fluctuations in foreign currency exchange rates on product revenues.

Whole Earth Brands, Inc.

GAAP to Adjusted EBITDA Reconciliation

(In thousands of dollars)

(Unaudited)

	Three Months Ended September 30, 2023				Three Months Ended September 30, 2022
	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	$ Change	% Change
Product revenues, net	$134,430	$-	$-	$134,430	$135,280	$-	$-	$135,280	$(850)	(0.6%)
Cost of goods sold	96,902	(2,689)	(2,325)	91,888	100,263	(1,635)	(5,070)	93,558	(1,669)	(1.8%)
Gross profit	37,528	2,689	2,325	42,542	35,017	1,635	5,070	41,722	819	2.0%
Gross profit margin %	27.9%			31.6%	25.9%			30.8%		0.8%
Selling, general and administrative expenses	26,226	(3,424)	(1,292)	21,510	23,566	(2,253)	(1,107)	20,206	1,304	6.5%
Amortization of intangible assets	4,641	(4,641)	-	-	4,629	(4,629)	-	-	-	-
Operating income	$6,661	$10,754	$3,617	$21,032	$6,822	$8,517	$6,178	$21,517	$(485)	(2.3%)
Operating margin %	5.0%			15.6%	5.0%			15.9%		(0.3%)

	Nine Months Ended September 30, 2023				Nine Months Ended September 30, 2022
	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	$ Change	% Change
Product revenues, net	$399,749	$-	$-	$399,749	$399,375	$-	$-	$399,375	$374	0.1%
Cost of goods sold	296,500	(8,361)	(10,909)	277,230	287,486	(3,132)	(12,190)	272,164	5,066	1.9%
Gross profit	103,249	8,361	10,909	122,519	111,889	3,132	12,190	127,211	(4,692)	(3.7%)
Gross profit margin %	25.8%			30.6%	28.0%			31.9%		(1.2%)
Selling, general and administrative expenses	76,549	(7,316)	(2,518)	66,715	76,314	(5,892)	(2,191)	68,231	(1,516)	(2.2%)
Amortization of intangible assets	13,989	(13,989)	-	-	13,998	(13,998)	-	-	-	-
Operating income	$12,711	$29,666	$13,426	$55,804	$21,577	$23,022	$14,381	$58,980	$(3,177)	(5.4%)
Operating margin %	3.2%			14.0%	5.4%			14.8%		(0.8%)

Whole Earth Brands, Inc.

Adjustments to Operating Income by Income Statement Line and Nature

(In thousands of dollars)

(Unaudited)

	Three Months Ended September 30, 2023				Three Months Ended September 30, 2022
Non-Cash adjustments	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Operating Income	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Operating Income
Depreciation	$1,381	$184	$-	$1,564	$1,222	$186	$-	$1,408
Amortization of intangible assets	-	-	4,641	4,641	-	-	4,629	4,629
Non-cash pension expense	-	-	-	-	-	10	-	10
Long term incentive plan	119	2,353	-	2,472	(121)	1,865	-	1,743
Supply chain reinvention	609	-	-	609	-	-	-	-
Other items	580	887	-	1,467	534	192	-	726
Total non-cash adjustments	$2,689	$3,424	$4,641	$10,754	$1,635	$2,253	$4,629	$8,517
Cash adjustments
Severance and related expenses	-	8	-	8	102	681	-	783
M&A transaction/strategic review	-	992	-	992	-	30	-	30
Supply chain reinvention	2,325	-	-	2,325	4,969	385	-	5,354
Other items	-	292	-	292	-	11	-	11
Total cash adjustments	$2,325	$1,292	$-	$3,617	$5,070	$1,107	$-	$6,178
Total adjustments	$5,014	$4,716	$4,641	$14,371	$6,705	$3,360	$4,629	$14,695

	Nine Months Ended September 30, 2023				Nine Months Ended September 30, 2022
Non-Cash adjustments	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Operating Income	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Operating Income
Depreciation	$4,467	$571	$-	$5,038	$3,711	$613	$-	$4,324
Amortization of intangible assets	-	-	13,989	13,989	-	-	13,998	13,998
Non-cash pension expense	-	-	-	-	-	30	-	30
Long term incentive plan	297	4,237	-	4,534	163	4,795	-	4,958
Purchase accounting costs	-	-	-	-	(2,537)	-	-	(2,537)
Supply chain reinvention	1,798	-	-	1,798	772	-	-	772
Other items	1,800	2,508	-	4,308	1,024	453	-	1,477
Total non-cash adjustments	$8,361	$7,316	$13,989	$29,666	$3,132	$5,892	$13,998	$23,022
Cash adjustments
Severance and related expenses	54	1,143	-	1,198	102	945	-	1,047
M&A transaction/strategic review	-	992	-	992	-	723	-	723
Supply chain reinvention	10,854	(11)	-	10,843	12,088	473	-	12,562
Other items	-	394	-	394	-	50	-	50
Total cash adjustments	$10,909	$2,518	$-	$13,426	$12,190	$2,191	$-	$14,381
Total adjustments	$19,270	$9,834	$13,989	$43,093	$15,322	$8,083	$13,998	$37,403